Exhibit 99.1

January, 2007

Dear Clarient Shareholders,

Two years ago, we set out to put together a company with a single focus…

Improve the lives of those affected by cancer by bringing clarity to a complex disease.

Our vision was inspired by our personal experiences with family members and friends whose battles with cancer led to a painful understanding of the difficulty in diagnosis and treatment of this disease. We made a commitment to Take Cancer Personally and to make certain that each patient case is treated as if it were our own, knowing that each sample represents a real person, looking for his or her best chance at beating cancer - a person looking for hope!

As we enter the third year of our transformation, we are extremely pleased with our achievements to date, and we believe Clarient is on track to hit our long range goals of sustainable revenue growth and profitability, while improving the lives of cancer patients. While we await the final numbers from 2006, I would like to use this opportunity to update you about our strategy and to identify key milestones that we aim to achieve in 2007.

As we enter 2007, we are poised to begin Phase Three of the strategy I laid out for you in early 2005.  Phase One was to establish our laboratory, gain required licenses and create a completely new resource and experience for community pathologists designed to support their important role in the local management of cancer. To that end, in 2006 we moved into our new laboratory facility in Aliso Viejo, California, and we launched our PATHSiTE™ suite of virtual services to the pathology community. This exciting service allows for real time access to high quality test results. Community pathologists have responded enthusiastically, and we have achieved double-digit growth in per day laboratory revenues in each quarter since launch.  Phase Two of our strategy kicked off in July 2005, when we signed a development and distribution agreement with the world’s largest cancer antibody reagent manufacturer, Dako, for the distribution of our ACIS® imaging device.  Development of the next generation ACIS commenced in August 2005, and in November 2006, we completed the ACIS III project.  The successful completion of such a complex project so quickly was truly a remarkable achievement for Clarient and our dedicated and talented team. Today, we stand poised to realize value from the investments we have made in ACIS III.

We now have a solid foundation of services growth and a new laboratory facility that offers us significant capacity to add new, high-value novel markers to our diagnostic testing menu, the third phase of our strategy. Novel markers, simply put, are a combination of individual tests that allow for a better understanding of the biology of a disease and help identify the best therapeutic approach.

We believe our ability to capitalize on multiple testing modalities combined with our core competencies in evolutionary mathematics will make us a strong development partner for large diagnostics and biopharmaceutical companies looking to commercialize new discoveries in cancer biomarkers. We expect that these relationships can provide us with proprietary access to new and high value biomarkers for the reference laboratory market, creating additional compelling reasons for pathologists to send their cancer testing to Clarient.

I believe that Clarient’s future is very bright.  We are targeting double-digit sequential dollar per lab day revenue growth in upcoming quarters. Importantly, managing our balance sheet continues to be a key focus for management. Recently, we expanded our credit facilities to provide capital to support the growth of our laboratory services business and obtain parts inventory to build ACIS III systems to fulfill the first quarter purchase orders.  However, we will continue to work hard to be good stewards of our resources. Our strategy to strengthen our balance sheet includes taking advantage of our growth and improving operating results to restructure our debt. We will also continue to consider opportunities to monetize certain assets and IP to strategically generate cash while maintaining access to the intellectual property necessary to continue to implement our strategy. Also, if necessary, we may consider opportunities to raise additional debt or equity financing. Obtaining proprietary access to new, novel markers could require some up front investment, and we want to position ourselves to be able to take advantage of these opportunities as they become available.

In closing, I would like to offer some key milestones that we aim to achieve in 2007 so that you can monitor our progress:

•                  Continue Revenue Growth ( measured in dollars per lab day)

•                  Strengthen Our Balance Sheet

•                  Develop/Acquire Novel Biomarkers

•                  Achieve Cash Flow Breakeven

Our entire team thanks you for your continued support of Clarient! We are encouraged by the progress we have made over the past two years, and look forward to updating you on our progress throughout 2007.

Taking Cancer Personally, I am

/s/ Ron Andrews
Ron Andrews
President and CEO

This letter contains forward-looking statements regarding Clarient, Inc. that involve risks and uncertainty.  Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements.  Factors that might cause such a difference include our ability to monetize certain assets and/or obtaining additional financing on acceptable terms (if at all), our ability to regain and maintain compliance with financial and other covenants under our existing credit facilities, our ability to obtain a waiver of certain existing defaults under our senior credit facility, our ability to successfully integrate the recently acquired business of Trestle Holdings, Inc. with our own business, the performance and acceptance of our ACIS system in the marketplace and the success of our distribution arrangement with Dako to sell ACIS devices, our ability to continue to develop and expand our laboratory services group business and to continue to grow our revenues from laboratory services, our ability to locate and fund the acquisition of novel markers, our ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests we perform, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain Food  and Drug Administration clearance or approval for particular applications, our ability to compete with other technologies and with emerging competitors, dependence on third parties for collaboration in developing new tests, our ability to partner with large diagnostics and biopharmaceutical companies with respect to the development of new cancer biomarkers and those risks which are detailed from time to time in our SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this letter might not occur.  We undertake no obligation to publicly update or revise any forward-looking statements or other information contained in this letter